EXHIBIT 10.27

                                                         [Draft--7/1/96]

                        RECAPITALIZATION AGREEMENT dated as of July [ ], 1996,
                  among HVIDE CORP., a Florida corporation (the "Holding Company"), HVIDE MARINE INCORPORATED, a Florida corporation (the "Company"), the JUNIOR SUBORDINATED NOTEHOLDERS (as hereinafter defined) and the SENIOR SUBORDINATED NOTEHOLDERS (as hereinafter defined) (together with their successors and assigns, the "Investors"), J. ERIK HVIDE (the "Principal Shareholder") and the trusts identified on the signature pages hereof (together with the Principal Shareholder and any of their respective successors and assigns that are members of the Hvide Group, the "Hvide Group Shareholders").

                              W I T N E S S E T H:

     WHEREAS pursuant to the Senior Subordinated Note and Common Stock Purchase Agreement dated as of September 30, 1994 (as amended, restated, supplemented or otherwise modified or replaced from time to time, the "Senior Subordinated Note Agreement"), among the Company, the Holding Company and certain of the Investors (the "Senior Subordinated Noteholders"), the Senior Subordinated Noteholders hold an aggregate of (a) approximately $[25,700,000] aggregate principal amount (including accrued but unpaid interest) of the Company's 12% senior subordinated notes due 2004 (the "Senior Subordinated Notes") and (b) [133,333] shares of the Holding Company's Class C common stock, $0.001 par value ("Class C Common Stock");

     WHEREAS pursuant to the Junior Subordinated Note and Common Stock Purchase Agreement dated as of September 30, 1994 (the "Junior Subordinated Note Agreement"), among the Holding Company and certain of the Investors (the "Junior Subordinated Noteholders"), the Junior Subordinated Noteholders hold, in the aggregate, (a) approximately $[28,700,000] aggregate principal amount (including accrued but unpaid interest) of the Holding Company's 8% junior subordinated notes due 2014 (the "Junior Subordinated Notes"), (b) 285,631 shares of the Holding Company's Class B common stock, par value $0.001 ("Class B Common Stock"), (c) 64,370 shares of Class C Common Stock and (d) 150,000 Series 1 CSIs (as hereinafter defined) and 200,000 Series 2 CSIs (as hereinafter defined);

     WHEREAS the Holding Company desires to commence an Initial Public Offering of its Class A Common Stock, $0.001 par value per share (the "Class A Common Stock"), and effect certain other changes in its capital structure;

     WHEREAS the Junior Subordinated Note Agreement requires that the Junior Subordinated Notes be repaid in full in cash with the proceeds of such Initial Public Offering;

     WHEREAS the Holding Company does not anticipate that the available proceeds of such Initial Public Offering will be sufficient to make the payment required in respect of the Junior Subordinated Notes;

     WHEREAS, in view of the foregoing, the Holding Company and the Company have requested, and the other parties hereto have agreed, upon the terms and subject to the conditions set forth or referred to herein, (a) that all the outstanding Class C Common Stock be converted into Class A Common Stock or Class B Common Stock; (b) that the Holding Company merge with the Company, with the Holding Company being the surviving entity, and in connection therewith effect a
1.584274 for 1 forward stock split of its outstanding shares of Capital Stock;
(c) that the accrued but unpaid interest on the Junior Subordinated Notes be paid and the aggregate principal amount of Junior Subordinated Notes outstanding be redeemed or converted into shares of Common Stock; (d) that a portion of the proceeds from the Initial Public Offering be used to (i) consummate the 1996 Acquisitions, (ii) prepay in full the Senior Subordinated Notes together with all accrued but unpaid interest thereon, (iii) repay $[8,100,000] of the aggregate principal amount outstanding on a revolving line of credit under the Credit Agreement and (iv) repay no more than $[4,300,000] of the outstanding aggregate principal amount of the Related Party Notes; (e) that the documents relating to the Company's and the Holding Company's 1994 financings and the Holding Company's charter and By-laws be amended to reflect the recapitalization and provide for certain other changes; (f) that the Investors be granted certain registration rights with respect to the Common Stock; and (g) that certain other transactions contemplated hereby occur to effectuate the recapitalization (the transactions and events specified in clauses (a) through (g) above, together with the consummation of the Initial Public Offering, are collectively referred to herein as the "Transactions");

     NOW, THEREFORE, in consideration of the premises and agreements contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                   Definitions

     SECTION 1.01. Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; and

          (b) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

     SECTION 1.02. Definitions.

     "1996 Acquisitions" means the Company's purchase of (i) three chemical carriers and the 50% interest in Ocean Specialty Tankers Corporation not already owned by the Company from OMI Corp.; (ii) eight offshore supply boats and bareboat charter rights to one other supply boat from Seal Fleet, Inc., and certain of its affiliated partnerships; [(iii) a 152-foot crew/supply boat, to be named the Seabulk St. Francis, currently under construction, from the Principal Shareholder and the Investors]; and (iv) an existing 120-foot crew boat from Leppaluoto Offshore Marine, Inc.

     "Affiliate" of any specified person means (a) any other person that, directly or indirectly, is in control of, is controlled by or is under common control with such specified person, (b) any other person who is a director or officer (i) of such specified person, (ii) of any subsidiary of such specified person or (iii) of any person described in clause (a) above and (c) if such specified person is a partnership, any partner included in such partnership. For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether through the ownership of any class of Capital Stock of such person then outstanding and normally entitled to vote in the election of directors, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Capital Stock" of any person means any and all shares, interests, rights to purchase, warrants, options, contingent share certificates, participations or other equivalents of or interests in (however designated) equity of such person, but excluding any debt securities convertible into or exchangeable for such equity.

     "Clipper" means Clipper Capital Associates, L.P., a Delaware limited partnership.

     "Clipper/Merban" means Clipper/Merban HMI, L.P., a Delaware limited partnership.

     "Closing Date" shall have the meaning assigned to such term in Article V hereof.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" means the Class A Common Stock and the Class B Common Stock.

     "Credit Agreement" means the Amended and Restated Credit Agreement dated as of June [ ], 1996, among the Company, the other borrowers named therein, Citibank, N.A., as administrative agent and co-agent, The First National Bank of Boston, as letter of credit agent and co-agent, and the financial institutions from time to time party thereto as banks.

     "CSI Agreement" means that certain Contingent Share Issuance Agreement, dated as of September 30, 1994, among the Holding Company and the Junior Note Purchasers.

     "Environmental Law" means any Federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative order, consent decree, interpretation, or judgment, relating to hazardous materials, the environment, health or safety, including, without limitation, (i) the Federal Water Pollution Control Act of 1972, as amended, 33 U.S.C. Section 1251 et seq. and the regulations promulgated in connection therewith; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq. and the regulations promulgated in connection therewith or in connection with prior laws amended by Title IV of the Oil Pollution Act of 1990; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601 et seq. and the regulations promulgated in connection therewith; An Act to Prevent Pollution from Ships, 33 U.S.C. Section 1901 et seq. and the regulations promulgated in connection therewith; the Port and Waterways Safety Act, 33 U.S.C. Section 1221 et seq. and the regulations promulgated in connection therewith; The Rivers and Harbors Act, 33 U.S.C. Section 407 et seq. and the regulations promulgated in connection therewith; the Clean Air Act of 1970 as amended by the Clear Air Act Amendments of 1990, 42 U.S.C. 7401 et seq. and the regulations promulgated in connection therewith; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. and the regulations promulgated in connection therewith and (ii) any other state and local laws and regulations applicable to vessels owned, operated and/or managed by the Holding Company and its Subsidiaries.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Holding Company under
Section 414 of the Code.

     "Existing Shareholders Agreement" means that certain Shareholders Agreement dated as of September 30, 1994, among the Company, the Investors, the Principal Shareholder and the other Hvide Group Shareholders.

     "Fee Letter" means the Fee Letter dated as of September 30, 1994, between the Company and Clipper.

     "Hvide Group" means the Principal Shareholder and any person related to him by kinship or marriage (including

Mr. Hans J. Hvide), trusts or similar arrangements established solely on the behalf of one or more of them and partnerships and other entities that are wholly owned by them and that remain wholly owned by them.

     "Initial C/M Closing Date Amount" has the meaning ascribed to such term in
Section 6.03(a) hereof.

     "Initial C/M Over-allotment Amount" has the meaning ascribed to such term in Section 6.03(b) hereof.

     "Initial Public Offering" means the initial public offering contemplated by the Registration Statement.

     "Jones Act" means Section 27 of the Merchant Marine Act, 1920, 46 U.S.C. ss. 883, as amended.

     "Multiemployer Plan" means any Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

     "Net Cash Proceeds", with respect to the Initial Public Offering, means the cash proceeds received by the Holding Company from such issuance or sale (including from the exercise of any underwriters' over-allotment options) net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Net Offering Price" means the per share public offering price of the Offered Securities less the underwriters' discount.

     "Offered Securities" means the Class A Common Stock offered in the Initial Public Offering.

     "OPA 90" means the Oil Pollution Act of 1990, 33 U.S.C. Section 270 et seq., and the regulations promulgated in connection therewith.

     "Over-allotment Option" means the over-allotment option granted to the Underwriters pursuant to the Underwriting Agreement.

     "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Plan" means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Holding Company or any ERISA Affiliate or with respect to which the Holding Company or any ERISA Affiliate may have any liability.

     "Registration Rights Agreement" means the Registration Rights Agreement to be entered into as contemplated by Article VIII hereof.

     "Registration Statement" means that certain Registration Statement (No. 33-78166) filed by the Company with the SEC, and any amendments or supplements thereto, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all documents and other materials incorporated by reference therein.

     "Related Party Notes" means, collectively, (i) the promissory note dated September 30, 1994, issued by the Company in favor of the Estate of Lucy Henderson-Edmondson and in an aggregate principal amount of $3,038,688.80, (ii) the three promissory notes dated September 28, 1994, issued by the Company in favor of Hans J. Hvide and in an aggregate principal amount of $3,561,000, (iii) the eight promissory notes dated September 30, 1994, issued by the Company and its wholly-owned Subsidiary Hvide Marine International, Inc. in favor of certain of the Company's directors, officers and employees and in an aggregate principal amount of $1,059,695 (of which $959,695 is currently outstanding) and (iv) the seven promissory notes dated September 30, 1994, issued by the Holding Company and its wholly-owned Subsidiary Hvide Marine International, Inc. (except for the promissory note in favor of Brian S. Sowrey, which is dated October 27, 1994, and issued only by the Company) in favor of certain of the Company's directors, officers and employees and in an aggregate principal amount of $1,089,902.83 (of which $289,902.83 is currently outstanding).

     "Remaining C/M Closing Date Amount" has the meaning ascribed to such term in Section 6.03(a) hereof.

     "Remaining C/M Over-allotment Amount" has the meaning ascribed to such term in Section 6.03(b) hereof.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Series 1 CSI" has the meaning ascribed to such term in the CSI Agreement.

     "Series 2 CSI" has the meaning ascribed to such term in the CSI Agreement.

     "Shareholders Agreement" means an Agreement Among Shareholders among the Investors and the Hvide Group Shareholders in the form attached hereto as Exhibit A.

     "Subsidiary" means, in respect of any person, any corporation, association, partnership or other business entity of which a majority of the Capital Stock having voting power under ordinary circumstances to elect a majority of the board of directors or other voting interests are owned by (a) such person, (b) such person and one or more Subsidiaries or (c) one or more Subsidiaries of such person.

     "Transaction Documents" means this Agreement, the Credit Agreement, the Shareholders Agreement, the Registration Rights Agreement, the CSI Agreement, the Registration Statement, the Fee Letter and each other document contemplated hereby, in each case as amended, supplemented, replaced or otherwise modified as contemplated herein.

     "Underwriting Agreement" means that certain Underwriting Agreement dated the date hereof between the Holding Company, the Investors and the several Underwriters named therein and relating to the Initial Public Offering.

                                   ARTICLE II

                         Representations and Warranties
                     of the Holding Company and the Company

     Each of the Holding Company and the Company represents, warrants and covenants, on the date hereof and as of the Closing Date, to each of the Investors and to each of the Hvide Group Shareholders as follows:

     SECTION 2.01. Due Authorization. Each of the Holding Company and the Company has the corporate power and authority, and the legal right, to make, deliver and perform this Agreement and to consummate the Transactions. All corporate action on the part of the Holding Company, the Company and their respective officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents and the performance of their respective obligations hereunder and thereunder has been taken. This Agreement and the other Transaction Documents constitute valid and legally binding obligations of each of the Holding Company and the Company, enforceable against each of the Holding Company and the Company in accordance with their terms.

     SECTION 2.02. Enforceable Obligations. The Offered Securities and the Common Stock to be issued pursuant to Sections 6.01 and 6.03 hereof have been duly authorized and, when issued and delivered against payment therefor pursuant to the Underwriting Agreement or this Agreement will be fully paid and nonassessable and the issuance, sale and delivery of the Offered Securities and such Common Stock by the Holding Company is not subject to any preemptive rights of shareholders of the Holding Company.

     SECTION 2.03. No Conflicts. Neither the execution, delivery and performance of this Agreement or the other Transaction Documents, nor the consummation of any of the Transactions (a) violates, conflicts with or will result in the breach of any provision of the charter or by-laws (or similar organizational documents) of the Holding Company or any of its Subsidiaries, (b) violates any law, rule or regulation, or any order or decree of any court or government instrumentality applicable to the Holding Company or any of its Subsidiaries or
(c) conflicts with or would result in the breach of, or constitute a default or an event that with notice, lapse of time or both would constitute a default under, any contract, lease, indenture, loan agreement, mortgage, deed of trust or other agreement or instrument to which the Holding Company or any of its Subsidiaries is a party or by which the Holding Company or any of its Subsidiaries or any of their respective properties or assets may be bound.

     SECTION 2.04. Full Disclosure. No information (including that relating to the 1996 Acquisitions and that set forth in the Registration Statement as of the date hereof and as of the Closing Date), report, financial statement or certificate delivered to the Investors in connection with this Agreement or the Transactions contains or will contain any untrue statement of a material fact or omitted or will omit to state a material fact necessary to make such statements therein not misleading in light of the circumstances in which such statements were made.

     SECTION 2.05. Default. No event has occurred and is continuing which constitutes a Default or an Event of Default under the Credit Agreement, the Senior Subordinated Note Agreement or the Junior Subordinated Note Agreement.

     SECTION 2.06. Legal Status. The Holding Company and each of its Subsidiaries (a) has been duly incorporated or organized and is an existing corporation or partnership in good standing under the laws of the respective jurisdiction in which it is incorporated or organized, (b) has the corporate or partnership power and authority to own or lease its properties and conduct its businesses as contemplated by the Transaction Documents, and (c) is duly qualified as a foreign corporation or partnership and in good standing in each jurisdiction where the ownership, lease or operation of property or the conduct of its businesses requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Holding Company and its Subsidiaries taken as a whole.

     SECTION 2.07. Litigation. Except as disclosed in the Registration Statement, there are no actions, suits or proceedings pending or, to the best of the knowledge of the Holding Company and the Company, threatened (a) with respect to the Transactions or (b) that could materially and adversely affect the operations, business, property, assets, condition (financial or otherwise) or prospects of the Holding Company and its Subsidiaries taken as a whole.

     SECTION 2.08. Financial Statements; Financial Condition, etc. (a) The historical consolidated financial statements of the Holding Company and its Subsidiaries included in the Registration Statement fairly present in accordance with generally accepted accounting principles applied on a consistent basis the financial position of the Company and its Subsidiaries on the dates and for the periods covered thereby. To the best of the Holding Company's and the Company's knowledge after due inquiry, the historical financial statements of the OMI Chemical Carriers Group, Seal Fleet Vessels, Gulf Boat Marine Services, Inc., and E&D Boat Rentals, Inc., included in the Registration Statement fairly present in accordance with generally accepted accounting principles applied on a consistent basis the financial position of the entities covered thereby on the dates and for the periods covered thereby. The Holding Company and its Subsidiaries do not have any liabilities, either direct or contingent, other than those specified or described in such historical financial statements (including the notes thereto) or as otherwise disclosed in the Registration Statement. To the best of the Holding Company's and the Company's knowledge after due inquiry, the OMI Chemical Carrier Group, Seal Fleet Vessels, Gulf Boat Marine Services, Inc., and E&D Boat Rentals, Inc., do not have any liabilities, either direct or contingent, other than those specified or described in such historical financial statements (including the notes thereto) or as otherwise disclosed in the Registration Statement. All assumptions on which the pro forma financial statements included in the Registration Statement are based are fully described therein and reflect management's reasonable good faith judgment with respect to such matters. Since December 31, 1995, there has been no material adverse change in the operations, business, property, assets, condition (financial or otherwise) or prospects of the Holding Company and its Subsidiaries taken as a whole or in the assets to be acquired as a part of the 1996 Acquisitions.

     (b) As of the Closing Date and after giving effect to the Transactions, (i) the assets of the Holding Company, at a fair valuation, will exceed its liabilities, including contingent liabilities, (ii) the remaining capital of the Holding Company will not be unreasonably small to conduct its business and (iii) the Holding Company will not have incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature. For purposes of this
Section 2.08(b), "debt" means any liability on a claim, and "claim" means (x) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (y) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

     SECTION 2.09. Capitalization. (a) The authorized capital of the Holding Company consists or will consist immediately prior to the consummation of the Transactions on the Closing Date of (i) 20,000,000 shares of Class A Common Stock, $0.001 par value, of which no shares shall be outstanding, (ii) 1,250,000 shares of Class B Common Stock, $0.001 par value, of which 983,548 shares shall be issued and outstanding; (iii) 1,250,000 shares of Class C Common Stock, $0.001 par value, of which 616,453 shares shall be issued and outstanding; (iv) 10,000,000 shares of Preferred Stock, $1.00 par value, of which no shares shall be outstanding; (v) 150,000 Series 1 CSIs and 200,000 Series 2 CSIs, all of which shall be issued and outstanding; (vi) except for the conversion privileges of the Junior Subordinated Notes and as contemplated by the CSI Agreement, and, except for the options granted to management as described in the Registration Statement, immediately prior to the consummation of the Transactions on the Closing Date there will be no other outstanding options, warrants, rights (including conversion or preemptive rights), or agreements for the purchase or acquisition from the Holding Company of, any shares of its Capital Stock; and
(vii) no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Holding Company, nor has any of the Capital Stock of the Holding Company been redeemed, retired, purchased or otherwise acquired for value by the Holding Company or any of its Subsidiaries.

     (b) The authorized capital of the Company consists or will consist immediately prior to the consummation of the Transactions on the Closing Date of
(i) 10,000 shares of common stock, $1.00 par value, of which 10,000 shares shall be issued and outstanding and shall be held by the Holding Company; (ii) immediately prior to the Closing Date, there will be no other outstanding options, warrants, rights (including conversion or preemptive rights), or agreements for the purchase or acquisition from the Company of, any shares of its Capital Stock; and (iii) since [December 31, 1995], no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Company, nor has any of the Capital Stock of the Company been redeemed, retired, purchased or otherwise acquired for value by the Company or any of its Subsidiaries.

     SECTION 2.10. Approvals. Except as have been already obtained and are in full force and effect and not subject to any appeal or stay, no notice to, order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, or any person, is required to authorize, or is required in connection with, (a) the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions or (b) the legality, validity, binding effect or enforceability of this Agreement and the other Transaction Documents.

     SECTION 2.11. Tax Returns and Payments. The Holding Company and each of its Subsidiaries has filed all tax returns required to be filed by it and has paid all income taxes payable by it that have become due pursuant to such tax returns and all other taxes and assessments payable by it that have become due, other than those not yet delinquent and except for those contested in good faith. The Holding Company and each of its Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the management of the Holding Company or such Subsidiary) for the payment of, all Federal and state income taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof.

     SECTION 2.12. Compliance with Applicable Law. The Holding Company and each of its Subsidiaries (a) is not in violation of any provisions of any applicable law, rule or regulation (including, but not limited to, OPA 90, the Jones Act, ERISA or any Environmental Law), which violation might result, individually or in the aggregate, in any material adverse change in the business, operations, affairs, condition (financial or otherwise), properties or assets of the Holding Company and its Subsidiaries, taken as a whole, and (b) is not in violation of any order of any court or any other governmental authority.

     SECTION 2.13. Investment Company Act. Neither the Holding Company nor the Company is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     SECTION 2.14. Insurance. The Holding Company and its Subsidiaries have insurance, including insurance relating to each vessel (or its operation) owned or operated by the Company or its Subsidiaries or to be acquired or operated by the Company or any of its Subsidiaries pursuant to the 1996 Acquisitions and insurance relating to the program for the construction of new vessels by the Company, in such amounts and covering such risks and liabilities as are in accordance with normal industry practice, and such insurance is in full force and effect.

     SECTION 2.15. Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Neither the Holding Company nor the Company is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     SECTION 2.16. Ownership of Property; Liens. The Holding Company and its Subsidiaries have (a) good title in fee simple to, or a valid leasehold interest in, all their respective real property, and (b) good title to all their respective personal property, except to the extent that failure to do so would not have a material adverse effect on the operations, business, property, assets, condition (financial or otherwise) or prospects of the Holding Company and its Subsidiaries taken as a whole.

     SECTION 2.17. Subsidiaries of the Holding Company. Set forth on Schedule
2.17 attached hereto is a complete and accurate list of all the Subsidiaries of the Holding Company.

     SECTION 2.18. Brokers. Except as described in the Registration Statement, neither the Holding Company nor the Company has employed any broker, finder or agent (other than Clipper) in connection with the Transactions, and the Company is under no obligation to pay any broker's fee or commission in connection with the Transactions.

     SECTION 2.19. ERISA. (a) The Holding Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a material adverse effect on the business, operations, affairs, financial condition, assets or properties of the Holding Company and its Subsidiaries taken as a whole. Neither the Holding Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Holding Company or any ERISA Affiliate, or in the imposition of any lien on any of the rights, properties or assets of the Holding Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or liens as would not be individually or in the aggregate material to the business, operations, affairs, financial condition, assets, properties or prospects of the Holding Company and its Subsidiaries taken as a whole.

     (b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term "benefit liabilities" has the meaning specified in section 4001 of ERISA and the terms "current value" and "present value" have the meaning specified in section 3 of ERISA.

     (c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under
Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are material to the business, operations, affairs, financial condition, assets, properties or prospects of the Holding Company and its Subsidiaries taken as a whole.

     (d) The expected postretirement benefit obligation (determined as of the last day of the Holding Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Holding Company and its Subsidiaries is not material to the business, operations, affairs, financial condition, assets, properties or prospects of the Holding Company and its Subsidiaries taken as a whole.

                                   ARTICLE III

                         Representations and Warranties
                                of the Investors

     Each Investor, severally and not jointly, represents, warrants and covenants, on the date hereof and as of the Closing Date, to the Holding Company, the Company and each of the Hvide Group Shareholders as follows:

     SECTION 3.01. Due Authorization. Each Investor has full power and authority, and the legal right, to make, deliver and perform this Agreement, and all action on the part of such Investor necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder has been taken, and this Agreement constitutes a valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with its terms.

     SECTION 3.02. No Conflicts. Neither the execution and delivery of this Agreement, nor the compliance by such Investor with the terms and provisions hereof, violates, conflicts with or will result in the breach of, or constitute a default or an event that with notice, lapse of time or both would constitute a default under, any material agreement or instrument to which such Investor is a party or that is binding on such Investor.

                                   ARTICLE IV

                         Representations and Warranties
                         of the Hvide Group Shareholders

     Each Hvide Group Shareholder, severally and not jointly, represents, warrants and covenants, on the date hereof and as of the Closing Date, to the Holding Company, the Company, the Principal Shareholder and each of the Investors as follows:

     SECTION 4.01. Due Authorization. Each Hvide Group Shareholder has full power and authority, and the legal right, to make, deliver and perform this Agreement and the other Transaction Documents to which it is a party, and to consummate the Transactions, and all action on the part of such Hvide Group Shareholder necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of all its obligations hereunder and thereunder has been taken, and this Agreement and each other Transaction Document to which such Hvide Group Shareholder is a party constitutes a valid and legally binding obligation of such Hvide Group Shareholder, enforceable against such Hvide Group Shareholder in accordance with its terms.

     SECTION 4.02. No Conflicts. Neither the execution and delivery of this Agreement and the other Transaction Documents, nor the compliance by such Hvide Group Shareholder with the terms and provisions hereof or thereof, nor the consummation of any of the Transactions violates, conflicts with or will result in the breach of, or constitute a default or an event that with notice, lapse of time or both would constitute a default under any material agreement or instrument to which such Hvide Group Shareholder is a party or that is binding on such Hvide Group Shareholder or its properties or assets.

     SECTION 4.03. Shares Outstanding. Immediately [prior] to the consummation of the Transactions on the Closing Date, the Hvide Group Shareholders will hold Capital Stock of the Holding Company in the respective amounts set forth in
Schedule 4.03 hereto, free and clear of any liens, claims, options, charges or other encumbrances, and the Principal Shareholder has full power and authority to direct on behalf of each Hvide Group Shareholder all actions required hereunder.

                                    ARTICLE V

                                  Closing Date

     The transactions provided for in Article VI hereof shall be consummated at a closing to be held on the Closing Date at the offices of [ ], or at such other time and place as the parties hereto shall agree. As used herein, the term "Closing Date" shall mean the date specified by the Company on or prior to July [ ], 1996, on which all the conditions set forth in Article VIII hereof shall have been (or shall be) satisfied.

                                   ARTICLE VI

             Recapitalization of the Holding Company and the Company

     SECTION 6.01. Conversion of Common Stock. (a) On the Closing Date (i) [47,153] shares of Class B Common Stock held by Clipper/Merban pursuant to the Junior Subordinated Note Agreement, [11,252] shares of Class C Common Stock held by Clipper/Merban pursuant to the Junior Subordinated Note Agreement and [45,333] shares of Class C Common Stock held by Clipper/Merban pursuant to the Senior Subordinated Note Agreement shall be converted into [103,738] fully paid and nonassessable shares of Class A Common Stock, (ii) the [88,000] shares of Class C Common Stock held by the Senior Subordinated Noteholders other than Clipper/Merban shall be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock, (iii) the 53,118 shares of Class C Common Stock held by the Junior Subordinated Noteholders other than Clipper/Merban shall be converted into an equal number of fully paid and nonassessable shares of Class B Common Stock and (iv) the 418,750 shares of Class C Common Stock held by the Hvide Group Shareholders shall be converted into an equal number of fully paid and nonassessable shares of Class B Common Stock.

     (b) The Common Stock converted pursuant to paragraph (a) above shall be deemed to have been converted immediately prior to the sale of the Offered Securities by the Underwriters pursuant to the Underwriting Agreement. At such time, (i) the certificates representing the converted shares of Common Stock shall be delivered to the Holding Company, (ii) such shares shall be canceled and (iii) each person entitled to receive Class A Common Stock or Class B Common Stock upon such conversion shall, for all purposes, become the record holder of the number of shares of Class A Common Stock or Class B Common Stock to be issued at such time. On the Closing Date, the Holding Company shall issue and deliver a certificate or certificates for the number of shares issuable to each person entitled to receive the same.

     (c) The Holding Company shall pay any and all stamp, transfer or other similar taxes that may be payable in respect of the issuance or delivery of shares of Class A

Common Stock and Class B Common Stock pursuant to this Section 6.01.

     SECTION 6.02. Application of Net Cash Proceeds. (a) After the conversion of Common Stock pursuant to Section 6.01, the Holding Company agrees to apply the first $[40,800,000] of Net Cash Proceeds from the Initial Public Offering as follows: (i) $[25,700,000] to repay in full the Senior Subordinated Notes together with the accrued but unpaid interest thereon, (ii) [$3,700,000] to prepay the accrued but unpaid interest on the Junior Subordinated Notes and
(iii) $[11,400,000] to prepay a portion of the outstanding aggregate principal amount of Junior Subordinated Notes.

     (b) If the Underwriters exercise the Over-allotment Option on or before the Closing Date, the Holding Company agrees to apply, simultaneously with the prepayments specified in paragraph (a) above, the proceeds it receives from such exercise to prepay to the extent of such proceeds the aggregate principal amount of Junior Subordinated Notes remaining outstanding after the prepayments specified in paragraph (a) above.

     (c) If the Underwriters exercise the Over-allotment Option after the Closing Date, then the Holding Company agrees to apply the proceeds it receives from the exercise thereof, on the date the Holding Company receives such proceeds, to prepay, to the extent of such proceeds, first the accrued but unpaid interest on the Junior Subordinated Notes then outstanding and second the aggregate principal amount of Junior Subordinated Notes then outstanding.

     SECTION 6.03. Conversion of Junior Subordinated Notes. (a) If the Underwriters exercise the Over-allotment Option on or before the Closing Date or the Underwriters notify the Holding Company on or before the Closing Date that they will not exercise the Over-allotment Option, the Junior Subordinated Noteholders and the Holding Company agree that on the Closing Date, immediately after the prepayments referred to in Section 6.02(a) and, if applicable, Section 6.02(b), (i) up to $[ ] of the outstanding aggregate principal amount of the Junior Subordinated Notes then held by Clipper/Merban (the "Initial C/M Closing Date Amount") shall be converted into a fixed number of fully paid and nonassessable shares of Class B Common Stock determined by dividing (x) the Initial C/M

Closing Date Amount by (y) the Net Offering Price, (ii) the outstanding aggregate principal amount, if any, of the Junior Subordinated Notes held by Clipper/Merban after the conversion specified in clause (i) above (the "Remaining C/M Closing Date Amount") shall be converted into a fixed number of fully paid and nonassessable shares of Class A Common Stock determined by dividing (x) the Remaining C/M Closing Date Amount by (y) the Net Offering Price and (iii) the aggregate principal amount of Junior Subordinated Notes then outstanding and held by Investors other than Clipper/Merban shall be converted into a fixed number of fully paid and nonassessable shares of Class B Common Stock determined by dividing (x) such aggregate principal amount by (y) the Net Offering Price.

     (b) If the Underwriters exercise the Over-allotment Option after the Closing Date or the Over-allotment Option expires or is terminated after the Closing Date, then on the date the Holding Company receives the proceeds from such exercise or on the date of such expiration or termination, as the case may be, the Junior Subordinated Noteholders and the Holding Company agree that, after the prepayment, if any, specified in Section 6.02(c), (i) up to $[ ] of any accrued but unpaid interest on the Junior Subordinated Notes held by Clipper/Merban and the aggregate principal amount of such Notes then outstanding (the "Initial C/M Over-allotment Amount") shall be converted into a fixed number of fully paid and nonassessable shares of Class B Common Stock determined by dividing (x) the Initial C/M Over-allotment Amount by (y) the Net Offering Price, (ii) the outstanding aggregate principal amount, if any, of the Junior Subordinated Notes held by Clipper/Merban after the conversion specified in clause (i) above together with any accrued but unpaid interest thereon (the "Remaining C/M Over-allotment Amount") shall be converted into a fixed number of fully paid and nonassessable shares of Class A Common Stock determined by dividing (x) the Remaining C/M Over-allotment Amount by (y) the Net Offering Price and (iii) the aggregate principal amount of Junior Subordinated Notes then outstanding and held by Investors other than Clipper/Merban, together with any accrued but unpaid interest thereon, shall be converted into a fixed number of fully paid and nonassessable shares of Class B Common Stock determined by dividing (x) such aggregate principal amount plus such interest by (y) the Net Offering Price.

     (c) On the Closing Date, the date the Holding Company receives the proceeds from the exercise of the Over-allotment Option or the date the Over-allotment Option expires or is terminated, as applicable, the Junior Subordinated Notes converted pursuant to paragraph (a) or (b) above, as applicable, shall be delivered to the Holding Company and canceled and the persons entitled to receive the Common Stock issuable upon conversion thereof shall for all purposes become the record holders of the number of shares of Common Stock to be issued at such time and the Holding Company shall issue and deliver a certificate or certificates for the number of shares issuable to each person entitled to receive the same; provided, however, that notwithstanding anything to the contrary contained in this Section 6.03, for the purposes of the foreign ownership provisions contained in the Holding Company's Amended and Restated Articles of Incorporation, such shares of Common Stock shall be deemed to have been issued to the Junior Subordinated Noteholders [immediately prior to the Initial Public Offering][on the date hereof].

     (d) The Holding Company shall pay any and all stamp, transfer or other similar taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of any Notes pursuant to this Section 6.03.

     (e) No fractional shares of Common Stock shall be issued upon the conversion of any Notes. If more than one Note shall be surrendered for conversion by any one Junior Subordinated Noteholder, the number of full shares that shall be issuable upon conversion thereof shall be computed on the basis of the outstanding aggregate principal amount of notes so surrendered. A fractional share of Common Stock that would otherwise be issuable upon conversion of any note or notes shall be eliminated by rounding any fraction to the nearest whole number of shares of such Common Stock.

     SECTION 6.04. Termination of Existing Shareholders Agreement. The parties hereto hereby agree that on the Closing Date the Existing Shareholders Agreement shall be deemed to be terminated and of no further force and effect; provided, however, that the indemnity provided for in Section 10.01 thereof shall survive the termination thereof and remain in full force and effect.

                                   ARTICLE VII

                  Covenants of the Holding Company, the Company
                        and the Hvide Group Shareholders

     Each of the Holding Company, the Company and each Hvide Group Shareholder hereby covenants and agrees with the Investors as follows:

     SECTION 7.01. Further Instruments and Acts. Upon the request of any of the Investors, each of the Holding Company, the Company and each Hvide Group Shareholder will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Agreement.

     SECTION 7.02. Authorization and Approvals. Each of the Holding Company and the Company will promptly make or obtain, from time to time at its own expense, all such governmental notices, filings, licenses, authorizations, consents, permits and approvals as may be required to enable it to comply with its obligations hereunder.

     SECTION 7.03. Compliance with Conditions. Each of the Holding Company, the Company and each Hvide Group Shareholder will use its best efforts to cause each of the conditions specified in Article VIII hereof to be satisfied on or before July [ ], 1996.

                                  ARTICLE VIII

                                   Conditions

     SECTION 8.01. Conditions to the Investors' Obligations. The obligations of the Investors hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent:

          (a) each Investor shall have received the favorable opinion of Dyer Ellis & Joseph, counsel to the Holding Company, the Company and the Hvide Group Shareholders, dated the Closing Date and addressed to the Investors, in the form attached hereto as Exhibit B, and covering such other matters as any of the Investors may reasonably request.

          (b) the Initial Public Offering shall have been consummated on terms satisfactory to the Investors and the Net Cash Proceeds thereof shall not be less than $[ ];

          (c) any amendments or supplements to the Registration Statement shall be in form and substance satisfactory to Clipper;

          (d) the Underwriting Agreement, in form and substance satisfactory to Clipper shall have been executed and delivered by the parties thereto and shall be in full force and effect, all conditions specified therein shall have been satisfied and the Investors shall have received copies of each certificate, document or legal opinion delivered pursuant thereto;

          (e) the Company shall have merged into the Holding Company pursuant to the Merger Agreement attached hereto as Exhibit C and the Holding Company shall have succeeded to and been substituted for the Company with respect to all liabilities and obligations of the Company whatsoever, including without limitation the Credit Agreement;

          (f) in connection with the merger referred to in paragraph (e) above, the Holding Company shall have effected a 1.584274 for 1 [forward] stock split of all of its outstanding shares of Capital Stock;

          (g) the 1996 Acquisitions shall have been consummated on terms satisfactory to Clipper;

          (h) at least $[8,100,000] of the Net Cash Proceeds shall have been used to repay a portion of the outstanding revolving line of credit under the Credit Agreement;

          (i) no more than $[4,300,000] of the Net Cash Proceeds shall have been used to prepay a portion of the outstanding aggregate principal amount of the Related Party Notes;

          (j) the Credit Agreement shall be in full force and effect and any conditions to the effectiveness of the amendment and restatement thereof shall have been satisfied;

          (k) the Holding Company shall have executed and delivered to the Investors the Registration Rights Agreement, and such Registration Rights Agreement shall be in full force and effect;

          (l) the Shareholders Agreement shall have been executed and delivered by each of the parties thereto and shall be in full force and effect;

          (m) the CSI Agreement shall have been amended and restated in the form attached hereto as Exhibit D;

          (n) no condition or event shall exist that constitutes or, after giving effect to the Transactions, would constitute a Default or an Event of Default (as such terms are defined in the Credit Agreement, the Senior Subordinated Note Agreement and the Junior Subordinated Note Agreement);

          (o) the representations and warranties of each of the Holding Company and the Company contained in Article II hereof shall be true and correct as of the date hereof and, after giving effect to the Transactions, as of the Closing Date;

          (p) the Registration Statement shall not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

          (q) there shall have been no material adverse change in the business, operations, property, condition (financial or otherwise) or prospects of the Holding Company and its Subsidiaries taken as a whole since December 31, 1995;

          (r) the Investors shall have received certificates of the President of each of the Holding Company and the Company and dated the Closing Date, certifying that the conditions specified in paragraphs (n) through (q) above have been satisfied;

          (s) the Articles of Incorporation of the Holding Company shall have been amended and restated in the form attached hereto as Exhibit E and each of the Investors shall have received a copy of such Amended and Restated Articles of Incorporation[, certified by the Secretary of State of the State of Florida];

          (t) the By-laws of the Holding Company shall have been amended in form and substance satisfactory to the Investors;

          (u) each Investor shall have received a certificate of the Secretary of each of the Holding Company and the Company and dated the Closing Date certifying (i) that attached thereto are true and correct copies of (A) the By-laws of the Holding Company or the Company, as applicable, and (B) the resolutions of the board of directors (and stockholders, where appropriate) of the Holding Company or the Company, as applicable, approving the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, (ii) that such By-laws and resolutions have not been altered or repealed and are in full force and effect and (iii) as to the incumbency and signature of each officer of the Holding Company or the Company, as applicable, who signs this Agreement or any certificate or document delivered by the Holding Company or the Company, as applicable, pursuant to this Agreement;

          (v) each of the Investors shall have received a good standing certificate for each of the Holding Company and the Company issued as of a recent date by the Secretary of State of the State of Florida and each of the states in which the Holding Company or the Company, as applicable, is qualified to do business as a foreign corporation;

          (w) each of the Investors shall have received such other certificates, legal opinions and documents evidencing compliance with the terms hereof as any of the Investors may request;

          (x) the Holding Company shall have reimbursed the Investors for all reasonable out-of-pocket expenses (including fees, expenses and disbursements of counsel) incurred by them in connection with this Agreement and the Transactions;

          (y) the Fee Letter shall have been amended and restated in the form attached hereto as Exhibit F;

          (z) no legislative order, rule, ruling or regulation will have been enacted or made by or on behalf of any governmental body, department or agency, nor will any legislation have been introduced and favorably reported for passage by either house of Congress or by any committee thereof, nor will any investigation by any governmental authority or administrative body have been commenced, nor will any decision of any court of the competent jurisdiction have been rendered, that in the reasonable opinion of the Investors would have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Holding Company and its Subsidiaries taken as a whole, it being agreed and understood that unless there are material adverse developments after the date hereof with respect to the proposed legislation described on Schedule 8.01 hereto, such legislation will not be deemed by the Investors to be materially adverse to the Holding Company and its Subsidiaries taken as a whole; and

          (aa) the Transactions, including, without limitation, the purchase of and payment for the Offered Securities and the conversion of the Junior Subordinated Notes into Common Stock as provided herein, (i) shall not be prohibited by any applicable law, court or other governmental authority, order or injunction, or governmental regulation, release, interpretation or opinion and (ii) shall not subject any Investor to any penalty, tax or liability.

     SECTION 8.02. Conditions of the Principal Shareholder's and Hvide Group Shareholders' Obligations. The obligations of the Principal Shareholder and the Hvide Group Shareholders under Article VI hereof are subject to satisfaction of the condition precedent that the Net Cash Proceeds from the sale of the Offered Securities shall be at least $[ ].


                                   ARTICLE IX

                                    Indemnity

     SECTION 9.01. Indemnity. The Holding Company and the Company hereby jointly and severally agree to indemnify each of the Investors and their respective partners, directors, officers, employees, Affiliates, representatives and agents against, and agree to hold the Investors and such persons harmless from, any and all losses, claims, damages and liabilities and related expenses, including reasonable fees and disbursements of counsel, incurred by the Investors or any such person as a result of, or arising out of, or in any way related to, the Holding Company's or the Company's entering into and performance of this Agreement or the other Transaction Documents (including, without limitation, the participation by the Investors and their partners, directors, officers, employees, Affiliates and representatives on the board of directors of the Holding Company, and such board's committees, and the exercise of their other rights under the Shareholders Agreement) and the consummation of the Transactions, or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not the Investors or any such person is a party thereto; provided, however, that such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses determined by a judgment of a court of competent jurisdiction not subject to appeal to have arisen primarily from the gross negligence or wilful misconduct of such Investor. The foregoing indemnity shall survive and remain operative and in full force and effect regardless of the termination of all or any part of this Agreement, the invalidity or unenforceability of any term or provision of this Agreement, any investigation made by or on behalf of the Investors and the accuracy of any representation or warranty made under this Agreement. All amounts due under this Section 9.01 shall be payable on written demand therefor.

                                    ARTICLE X

                                  Miscellaneous

     SECTION 10.01. Notices. All notices and other communications pertaining to this Agreement shall be in writing and shall be deemed to have been duly given upon the receipt thereof. Such notices shall be delivered by hand, or mailed, certified or registered mail with postage prepaid:

          (a) if to Clipper or the other Investors, at its addresses set forth in Schedule 10.01 hereto, with a copy to:

            Cravath, Swaine & Moore
            Worldwide Plaza
            825 Eighth Avenue
            New York, NY 10019-7475
            Attention of D. Collier Kirkham, Esq.; and

          (b) if to the Holding Company, the Company, the Principal Shareholder or the Hvide Group Shareholders, to it, him or each of them at:

            2200 Eller Drive, P.O. Box 13038
            Fort Lauderdale, FL 33316
            Attention of Gene Douglas, Esq.

            with a copy to:

            Dyer Ellis & Joseph
            600 New Hampshire Avenue, N.W.
            Washington, D.C. 20037
            Attention of Michael Joseph, Esq.

or to such other person or address as shall be furnished to the other party in writing.

     SECTION 10.02. Parties. This Agreement shall inure to the benefit of and be binding upon the parties hereto and each of their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors, and for the benefit of no other person, firm or corporation.

     SECTION 10.03. Governing Law. This Agreement shall be governed by the laws of the State of Florida regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     SECTION 10.04. Successors and Assigns. All covenants and agreements of the Holding Company and the Company in this Agreement shall bind their respective successors and assigns.

     SECTION 10.05. Severability Clause. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     SECTION 10.06. Representations, Warranties and Agreements To Survive Delivery. All representations, warranties and agreements contained in or incorporated into this Agreement, or contained in certificates of officers of the Holding Company and the Company submitted pursuant thereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the Investors or any controlling person of any of the Investors, or by or on behalf of the Holding Company, the Company or the Principal Shareholder, and shall survive the execution and delivery of this Agreement.

     SECTION 10.07. Waivers, Amendment and Remedies. The failure of any of the parties to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

     Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each of the parties hereto.

     Except as otherwise expressly limited in this Agreement, all remedies under this Agreement shall be cumulative and in addition to every other remedy provided for herein or by law.

     SECTION 10.08. Entire Agreement. This Agreement, together with all exhibits and schedules hereto, is intended by the parties hereto to be a final expression of their agreement in respect of the subject matter contained herein, and supersedes all prior agreements and understandings between the parties hereto with respect to such subject matter.

     SECTION 10.09. Headings. The headings of the Articles and the Sections in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

     SECTION 10.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.


     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                        HVIDE CORP.,

                                          by____________________________

                                            Name:
                                            Title:


                                        HVIDE MARINE INCORPORATED,

                                          by____________________________

                                            Name:
                                            Title:

                                        CLIPPER CAPITAL ASSOCIATES,
                                        L.P.,

                                          by____________________________

                                            Name:   Kevin A. Macdonald
                                            Title:  Authorized Officer


                                        CLIPPER/MERCHANT HMI, L.P.,

                                          by its general partner
                                          CLIPPER CAPITAL ASSOCIATES,
                                          L.P.,

                                          by____________________________

                                            Name:   Kevin A. Macdonald
                                            Title:  Authorized Officer


                                        CLIPPER/PARK HMI, L.P.,

                                          by its general partner
                                          CLIPPER CAPITAL ASSOCIATES,
                                          L.P.,

                                          by____________________________

                                            Name:   Kevin A. Macdonald
                                            Title:  Authorized Officer


                                        CLIPPER/MERBAN HMI, L.P.,

                                          by its general partner
                                          CLIPPER CAPITAL ASSOCIATES,
                                          L.P.,

                                          by____________________________

                                            Name:   Kevin A. Macdonald
                                            Title:  Authorized Officer

                                        CLIPPER/HERCULES, L.P.,

                                          by its general partner
                                          CLIPPER CAPITAL ASSOCIATES,
                                          L.P.,

                                          by____________________________

                                            Name:   Kevin A. Macdonald
                                            Title:  Authorized Officer


                                        METROPOLITAN LIFE INSURANCE
                                        COMPANY,

                                          by____________________________

                                            Name:
                                            Title:


                                        OLYMPUS GROWTH FUND II, L.P.,

                                          by its general partner
                                          OGP II, L.P.,

                                          by____________________________

                                            Name:  Louis J. Mischianti
                                            Title: Partner


                                        __________________________
                                        J. Erik Hvide


                                        Trust created by the
                                        Declaration of Trust dated
                                        June 23, 1978, for Elsa Hvide
                                        and the others named therein,

                                          by____________________________

                                            Name:  J. Erik Hvide

                                        Trust created by the
                                        Declaration of Trust, dated
                                        June 23, 1978, for Elsa Hvide
                                        Sowrey and the others named therein,


                                          by____________________________

                                            Name:  J. Erik Hvide

                             Exhibits and Schedules

EXHIBITS

Exhibit A      [Form of Shareholders Agreement]
Exhibit B      [Form of Opinion of Dyer Ellis & Joseph]
Exhibit C      [Form of Merger Agreement]
Exhibit D      [Form of Amended and Restated CSI Agreement]
Exhibit E      [Form of Amended and Restated Articles of
               Incorporation]
Exhibit F      [Form of Amended and Restated Fee Letter]


SCHEDULES

Schedule 2.17       Subsidiaries
Schedule 4.13       Shares Owned by the Hvide Group
Schedule 8.01       Certain Legislation
Schedule 10.01      Addresses for Notices

                                                                   Schedule 4.03


                         Shares Owned by the Hvide Group



                                                       Class B       Class C
Holder                                                  Shares        Shares
- ------                                                  ------        ------

Erik J. Hvide                                           80,679        48,408

Trust created by the Declaration of                    573,758       344,254
Trust dated June 23, 1978, for
Elsa Hvide and the others named
therein

Trust created by the Declaration of                     43,480        26,088
Trust, dated June 23, 1978, for
Elsa Hvide Sowrey and the others named
therein

                                                                   Schedule 8.01


                               Certain Legislation

H.B. [ ] pertaining to the U.S. coastwise trade as reported to the Transportation Committee of the U.S. House of Representatives on June [ ], 1996.

                                                                  Schedule 10.03


                              Addresses for Notices


Clipper Capital Associates, L.P.,
Clipper/Hercules HMI, L.P.,
Clipper/Merban HMI, L.P.,
Clipper/Merchant HMI, L.P., and
Clipper/Park HMI, L.P.
c/o Clipper Capital Associates, L.P.
12 East 49th Street (30th Floor)
New York, NY 10017
Attention of: Mr. Kevin A. Macdonald

Metropolitan Life Insurance Company
334 Madison Avenue
P.O. Box 633
Convent Station, NJ 07961-0633
Attention of: Mr. Charles Symington

Olympus Growth Fund II, L.P.
c/o Olympus Partners
Metro Center, One Station Place
Stamford, CT 06902
Attention of: Mr. Louis J. Mischianti